Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

www.georgeson.com

October 30, 2024

Invesco Pennsylvania Value Municipal Income Trust

Invesco Trust for Investment Grade New York Municipals

11 Greenway Plaza

Houston, TX 77046

Re: Information Agent

This Letter of Agreement, including the Appendix attached hereto (collectively, this “Agreement”), sets forth the terms and conditions of the engagement of Georgeson LLC (“Georgeson”) by Invesco Pennsylvania Value Municipal Income Trust and Invesco Trust for Investment Grade New York Municipals (each a “Fund”; collectively the “Funds”) to act as Information Agent in connection with each Fund’s tender offer to purchase up to 25% of its outstanding shares at a price equal to 99% of each Fund’s net asset value per share (each an “Offer”). With respect to each Fund, the term of this Agreement shall be the term of the Offer, including any extensions thereof, made by such Fund.

(a)	Services. For each Fund, Georgeson shall perform the services described in the Fees & Services Schedule attached hereto as Appendix I (such services, collectively, the “Services”).

(b)

Fees. In consideration of Georgeson’s performance of the Services, each Fund shall pay Georgeson the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I, together with the Expenses (as defined below). Each Fund acknowledges and agrees that the Fees & Services Schedule shall be subject to adjustment if the Fund requests Georgeson to provide services with respect to additional matters or a revised scope of work.

(c)

Expenses. In addition to the fees and charges described in paragraphs (b) and (d) hereof, Georgeson shall charge each Fund, and each Fund shall be solely responsible, for the following costs and expenses (collectively, the “Expenses”):

•	costs and expenses incidental to such Fund’s Offer, including without limitation the mailing or delivery of Offer materials;

•

costs and expenses relating to Georgeson’s work with its agents or other parties involved in such Fund’s Offer, including without limitation charges for bank threshold lists, data processing, market information, institutional advisory reports, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

•

costs and expenses incurred by Georgeson at the Fund’s request or for the Fund’s convenience, including without limitation for copying, printing of additional and/or supplemental material and travel by Georgeson’s personnel; and

Invesco Pennsylvania Value Municipal Income Trust Invesco Trust for Investment Grade New York Municipals October 30, 2024 Page 2

•

any other costs and expenses authorized by such Fund during the course of such Fund’s Offer, including without limitation those relating to advertising (including production and posting), media relations and analytical services.

Each Fund shall pay all applicable taxes incurred in connection with the delivery of the Services or Expenses to such Fund.

(d)

Custodial Charges. Georgeson agrees to check, itemize and pay on each Fund’s behalf the charges of brokers and banks, with the exception of Broadridge Financial Solutions, Inc., Mediant Communications Inc., or Say Technologies LLC (which will bill the Funds directly), for forwarding each Fund’s offering material to beneficial owners. Each Fund shall reimburse Georgeson for such broker and bank charges in the manner described in the Fees & Services Schedule.

(e)

Compliance with Applicable Laws. Each Fund and Georgeson hereby represent to one another that each shall comply with all applicable laws relating to the Offers, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f)	Indemnification; Limitation of Liability.

(i)

Each Fund shall, severally but not jointly, indemnify and hold harmless Georgeson, its affiliates and their respective stockholders, officers, directors, employees and agents from and against any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or relating to the performance of the Services relating to such Fund’s Offer, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, except to the extent such Losses shall have been determined by a court of competent jurisdiction to be a result of Georgeson’s gross negligence or willful misconduct.

(ii)

Notwithstanding anything herein to the contrary, but without limiting each Fund’s indemnification obligations set forth in clause (i) above, no party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement, even if apprised of the possibility of such damages.

(iii)

Any liability whatsoever of Georgeson, its affiliates or any of their respective stockholders, officers, directors, employees or agents hereunder or otherwise relating to or arising out of performance of the Services with respect to an Offer will be limited in the aggregate to the fees and charges paid hereunder by the applicable Fund to Georgeson (but not including Expenses).

(iv)	This paragraph (f) shall survive the termination of this Agreement.

Invesco Pennsylvania Value Municipal Income Trust Invesco Trust for Investment Grade New York Municipals October 30, 2024 Page 3

(g)

Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens. The parties waive, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement.

(h)	Relationship. Each Fund agrees and acknowledges that Georgeson shall be the primary information agent retained by the Fund in connection with the Offer.

(i)

Confidentiality. Georgeson agrees to preserve the confidentiality of (i) all material non-public information provided by each Fund or its agents for Georgeson’s use in fulfilling its obligations hereunder and (ii) any information developed by Georgeson based upon such material non-public information (collectively, “Confidential Information”); provided that Georgeson may disclose such Confidential Information as required by law and otherwise to its officers, directors, employees, agents or affiliates to the extent reasonably necessary to perform the Services hereunder. For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public other than as a result of a disclosure by Georgeson or any of its officers, directors, employees, agents or affiliates; (x) was available to Georgeson on a nonconfidential basis and in accordance with law prior to its disclosure to Georgeson by a Fund; (y) becomes available to Georgeson on a nonconfidential basis and in accordance with law from a person other than a Fund or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with such Fund or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by Georgeson without access to the Confidential Information. Each Fund agrees that all reports, documents and other work product provided to the Fund by Georgeson pursuant to the terms of this Agreement are for the exclusive use of the Fund and may not be disclosed to any other person or entity without the prior written consent of Georgeson. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

(j)	Invoices. Invoices for amounts due hereunder shall be delivered to each Fund at:

ADDRESS: ________________________________________________________________________________

ATTENTION:

__________________________________________________________________________________________

(Contact Name, Email, Phone)

(k)	Force Majeure. Georgeson will not be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control,

Invesco Pennsylvania Value Municipal Income Trust Invesco Trust for Investment Grade New York Municipals October 30, 2024 Page 4

including without limitation acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failure or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions.

(l)

Entire Agreement; Appendix. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein. This Agreement shall be binding upon all successors to the Funds (by operation of law or otherwise).

[Remainder of page intentionally left blank. Signature page follows.]

Invesco Pennsylvania Value Municipal Income Trust Invesco Trust for Investment Grade New York Municipals October 30, 2024 Page 5

If the above is acceptable, please execute and return the enclosed duplicate of this Agreement to Georgeson LLC, 1290 Avenue of the Americas, 9th floor, New York, NY 10104, Attention: Christopher M. Hayden.

Sincerely,

GEORGESON LLC

By:	/s/ Christopher M. Hayden
Christopher M. Hayden
Title:	Chief Operating Officer>US

Agreed to and accepted as of

the date first set forth above:

Invesco Pennsylvania Value Municipal Income Trust

By:

Title:

Invesco Trust for Investment Grade New York Municipals

By:

Title:

Invesco Pennsylvania Value Municipal Income Trust Invesco Trust for Investment Grade New York Municipals October 30, 2024 Page 6

APPENDIX I

Invesco Pennsylvania Value Municipal Income Trust

Invesco Trust for Investment Grade New York Municipals

FEES & SERVICES SCHEDULE

BASE SERVICES	$7,500.00 per

Fund

•	Advance review of Offer documents

•	Strategic advice relating to the Offer

•	Dissemination of Offer documents to bank and broker community

•	Communication with bank and broker community during Offer period

NOTE: The foregoing fees are exclusive of Expenses and custodial charges as described in paragraphs (c) and (d) of this Agreement. In addition, a Fund will be charged a fee of $1,000 per extension if the Fund’s Offer is extended for any reason.

Services	Flat Fee	Unit Fee
Call Center Set-up and Training Fee, per Fund	$2,500.00
Outbound Calls per call per account contacted (Minimum charge $2,500)		$6.95
Outbound Calls utilizing custom call flow will be charged per minute		$3.95
Inbound Calls - Per minute		$3.50
Auto Phone Number Look-up per account sent for phone number append		$0.75
Manual Phone Number Look-up		$1.50
Manual Dialing		$1.50
Call to action programs per account with a minimum of $500 + postage processing and materials		$1.50
Per extension or subsequent offering period, per Offer		$1,000.00

FEE PAYMENT INSTRUCTIONS

Each Fund shall pay Georgeson as follows:

•	Upon execution of this Agreement, each Fund shall pay Georgeson $7,500, which amount is in consideration of Georgeson’s commitment to represent each Fund and is non-refundable;

•

If applicable, immediately prior to the commencement of the mailing, each Fund shall advance to Georgeson a portion of anticipated custodial charges; as described in paragraph (d) of this Agreement; and

•	Upon completion of its Offer, each Fund shall pay Georgeson the sum of (i) any variable fees as described above under “Additional Services” which have accrued over the course of the

Invesco Pennsylvania Value Municipal Income Trust Invesco Trust for Investment Grade New York Municipals October 30, 2024 Page 7

Offer, (ii) all unreimbursed custodial charges, as described in paragraph (d) of this Agreement, and (iii) all Expenses.

Georgeson will send each Fund an invoice for each of the foregoing payments, which invoices will include written transfer instructions.